Exhibit 10(o)(ix)
            Excerpt for Registrant's Corporate Governance Guidelines

Director Compensation

Directors who are not employees of the Company are compensated for their services by fees in cash and stock. All directors are reimbursed for expenses incurred in connection with such services. In addition, the Company provides travel and liability insurance to all directors.

Currently, directors' fees are as follows:

Annual retainer:

Directors receive a $100,000 annual retainer. $50,000 of the annual retainer is received in shares of Class A Common Stock of the Company pursuant to the Directors Retainer Plan approved by the shareholders of the Company in 2006.

Meeting fees:

Directors receive $1,500 for each normal meeting of the Board and $1,000 for each normal meeting of a committee that they attend in person or by telephone. Directors receive $750 for their participation in each meeting of the Board or a committee that is designated as a telephone meeting. The meeting fees received by a director for any one day may not exceed $2,500.

Share Ownership Guidelines:

The Board has adopted share ownership guidelines for the Chief Executive Officer and the Board. Under these guidelines, directors are generally expected to retain ownership of shares of Common Stock awarded or acquired until an ownership equal to three (3) times the annual cash and stock retainer is attained. A director who has attained this level may elect to receive in cash all or a portion of a retainer payment otherwise payable in shares of Common Stock.

Other fees:

The Chairman of each standing committee, other than the Audit Committee, receives an annual fee of $5,000 for such service. The Chairman of the Audit Committee receives an annual fee of $10,000 for such service. The Chairman of the Board receives an annual fee of $50,000 for such service. The Vice Chairman of the Board receives an annual fee of $25,000 for such service. Directors receive $1,500 for each day that they are engaged in Company business (other than attendance at Board or committee meetings) at the request of the Chairman of the Board or the Chief Executive Officer.


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The Board of Directors is empowered to change the fees and benefits of directors. The Board seeks to provide fees and emoluments for directors that fairly compensate the directors for the time commitment and level of responsibility they assume and that are comparable to those customarily provided by other corporations similarly situated.